SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (date of earliest event reported)

                                 March 18, 2004

                               Halliburton Company
             (Exact name of registrant as specified in its charter)

State or other                    Commission               IRS Employer
jurisdiction                      File Number              Identification
of incorporation                                           Number

Delaware                            1-3492                 No. 75-2677995


                            1401 McKinney, Suite 2400
                              Houston, Texas 77010
                    (Address of principal executive offices)

                         Registrant's telephone number,
                       including area code - 713-759-2600

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         INFORMATION TO BE INCLUDED IN REPORT

Item 9.  Regulation FD Disclosure

         On March 12, 2004 registrant held an investor conference call. The text of the conference call is as follows:


                            Moderator: Cedric Burgher
                                 March 12, 2004
                                  8:00 a.m. CT

Operator:  Good day and  welcome to today's Halliburton Company conference call.
         Today's call is being recorded.

         At this time for opening remarks and introductions, I'd like to turn the call over to the Vice President of Investor Relations, Mr. Cedric Burgher. Please go ahead.

Cedric Burgher: Good morning and welcome to Halliburton's investor call this morning. Today's call is being Webcast and a replay will be available on our Web site. Joining today are Dave Lesar, Chairman, President, and Chief Executive Officer; Cris Gaut, Executive Vice President and Chief Financial Officer; Bert Cornelison, Executive Vice President and General Counsel; Randy Harl, President of KBR; and Bruce Stanski, Chief Financial Officer of KBR.

         On today's call Dave and Cris will briefly address a number of the issues that have been raised in the media recently. After that, Randy will offer a few remarks. And then we will open up the call for your questions. We will limit each caller to one question and one related follow-up in order to maximize participation in the time that we've allowed.

         Before turning the call over to Cris, I'd like to remind our audience that some of today's comments may include forward-looking statements reflecting the company's view about future events and their

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         potential  impact on our  performance.  These matters involve risks and uncertainties that could impact the company's operations and financial results and cause our actual results to differ from our forward-looking statements. These risks are discussed in Halliburton's Form 10K for the year ended December 31, 2003.

         With that I'll now turn the call over to Dave Lesar.  Dave.

Dave Lesar: Thank you, Cedric. Our comments today will briefly address some of the issues raised in recent media accounts regarding our work in Iraq. We understand that many of you have questions and we think that the best way to respond is an open forum such as this where everyone can hear the questions and our answers. But before we have Cris and the team address a number of specific issues, I would like to say first of all that I am extremely proud of the work that we're doing in Iraq. In fact, as I reflect on KBR's accomplishments in Iraq to date, you get a real different picture than the one that is being painted in the media today. For example, we were able to bring the Iraqi oil production up to two million barrels a day, three months ahead of schedule. And today Iraq is pumping about two and a half million barrels of oil a day. A significant amount of the help to get them to that position has been through KBR. I think that's a big untold story here and something that gets lost in much of the media criticism that's out there. So we're well ahead of targets that we set with our customer, the Corps of Engineers and the Iraqi oil company, in the aftermath of the war.

         With respect to the fuel delivery mission. We believe, again, there's a big untold success story here. KBR is successfully helping to deliver this needed resource in the face of extremely dangerous and difficult conditions.

         I'm going to ask the team now, starting with Cris, to go over a number of the issues that have been raised over the past several days, try to provide some context to what the story is, and then, as Cedric said, they will be available to answer your questions at the end.


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             Cris.

Cris Gaut: Thanks, Dave. And what Dave was just talking about at the end there is probably a good place to start - with our fuel mission. And let me begin that discussion by taking you back a bit in history to set the context here.

         Immediately following the conclusion of the war, KBR was tasked to buy fuel in Kuwait. The Kuwait Petroleum Company, or KPC, is the only source of fuel in Kuwait. KPC would only authorize one fuel transporting company - that's Altanmia - to come onto its property to collect the fuel for transport to Iraq. We notified the Corps of Engineers that this was the only option and they agreed with the direction to use KPC and Altanmia for the fuel delivery mission.

         KBR initiated the idea to source fuel from Turkey as a second fuel supplier, and the Department of Defense wants to maintain two sources of supply as it's too dangerous to supply South Iraq from Turkey. Through the end of last September, Turkey supplied about two thirds of the fuel to Iraq while Kuwait provided about one third of the fuel products. The one third that came from Kuwait amounted to about 61 million equivalent gallons at an average cost of about a dollar per gallon more than the fuel cost from Turkey. Rather than accept the reality that KBR had saved the taxpayers well over $100 million, our critics have chosen to turn these facts into a $61 million over-charge; a dollar per gallon at 61 million gallons. This is a gross misrepresentation as we purchased as much fuel from Turkey as possible and a much smaller volume from Kuwait with the full approval and authorization from the U.S. military.

         It's also noteworthy that KBR repeatedly tried, unsuccessfully, to transfer the fuel delivery mission to a local supplier because it is very dangerous for our people. For many months no one, including the Corps or (the) CPA, was able to find a replacement for Halliburton. But this should come as no surprise as the drivers transferring the fuel faced the real risk of being killed or wounded and vehicles and

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         contents being destroyed.  And we've had  quite a number of trucks that have been destroyed. And, of course, KBR only makes a few cents on the dollar with fuels delivered from Kuwait to Iraq.

         On December 30th, the Defense Department said it would transfer the fuel purchasing program to the Defense Energy Support Center, which supplies fuel for the U.S. military services. KBR will continue to transport fuel to the Iraqi people until the Center assumes the responsibility.

         No one appreciates unfair and unfounded criticism. And for our part, we intend to openly communicate the facts. When we find mistakes or oversights have occurred, and there's no doubt that they will on occasion, we will do our best to fix the problems and resolve the issues. We will continue to work with the Corps as they fulfill their challenging missions while also carrying out their important responsibility to maintain oversight in the expenditure of funds.

         Now I will address a number of specific questions that have come up over the last few days:
              - the referral to the Department of Justice investigation of the fuel issue;
              - a January 2004 letter from Kuwait Petroleum Corporation that was allegedly sent to KBR;
              -  fuel supply alternatives;
              -  our work to provide meals in the Iraq theater;
              - our accounting systems and estimating systems (and) the process for work in Iraq; and
              -  our liquidity.

         DOJ

         As part of their audit of the RIO fuel procurement, the Pentagon Audit Department, the DCAA, felt there were unusual issues around our emergency contract to supply fuel to Iraq from Kuwait and referred these matters to the Inspector General of the Department of Defense.

         Recently, the Department of Defense referred the matter to the Department of Justice because there may be a criminal aspect to the investigation. Note that the Department of Defense has previously referred other matters involving us to the Department of Justice, so this is not an unprecedented occurrence. In yesterday's Congressional hearings on Iraq contracts, it came out that a primary reason that DCAA initially referred this matter to the DOD Inspector General was that a government employee may have felt pressured by the Kuwait embassy to source fuel from Kuwait. If and when we are contacted by the DOJ, we will of course, cooperate fully.

         We have diligent internal controls and a strong corporate code of business conduct. Late last year our internal auditors found $6 million in potential over-charges by a Kuwait subcontractor. When we looked into this, we also found information that improper payments may have been offered to two former employees after they left our employment. And as you would expect, we immediately reported it to the Inspector General, to the client, and to the public and reimbursed the government for the full amount of the potential over-charge and withheld the amount from the subcontractor. We believe this is a great example of strong detective work by our internal auditors and that our internal control systems and audit oversight is working.

         KPC Letter

         In regards to the mention of a letter from Kuwait Petroleum Corporation, the letter appears to validate KBR's position on the fuel purchases in 2003, implying that we were required by KPC to source fuel from Kuwait exclusively from Altanmia. This is an important piece of information that was provided to the "Wall Street Journal" but not included in the article.

         Keep in mind that due to civil unrest, KBR was tasked to buy fuel in Kuwait. In an emergency situation, we obtained competitive bids and accepted a low bid from Altanmia. Also, our customer, U.S. Army Corps of Engineers, provided a waiver to continue this work per their direction.

         Fuel Comparison

         We have read in media reports, just like you have, that others can provide fuel much cheaper than we do in our current mission.

         But this is not the case. Half-truths and inaccurate information has been provided to draw this conclusion. So let's explain the costs incurred for the fuel mission.

         Our cost per gallon of fuel delivered in Iraq, which averages $2.64 from Kuwait, this cost includes the direct cost for the fuel and the delivery trip itself as well as support costs and the waiting time on leased trucks, equipment, and people until another trip can be run. It appears that other numbers that have been quoted are only the direct costs for the fuel and the travel time from Kuwait to Iraq, the trip costs, so to speak, ignoring the fact that a given truck can make only two round-trips per month from Kuwait to Baghdad as the equipment must wait for loading and security. It also completely ignores any overhead cost for personnel, equipment, and other related administrative expenses.

         Meals

         Regarding meals. As we announced on February 16th, we responded to the Department of Defense regarding a number of meals which have been served to the troops. We temporarily suspended certain invoicing of subcontractor services for meal planning, food purchase, and meal preparation for soldiers.

         KBR will continue working with our customer, the U.S. Army, to finalize an agreement as to how to reconcile the differences between meals ordered by the Department of Defense and the boots-through-the-door number of meals actually served to the soldiers.

         While the company cannot predict when the methodology will be agreed upon with the military, it is important to understand that the amounts that are being withheld from billing have the potential to increase as well as decrease. And if it were to increase, we would withhold additional amounts from our subcontractors. As a responsible government contractor, it's the right thing to do, and KBR is a good steward of the taxpayers' dollars.

         As the reconciliation process continues, the difference between the number of meals planned and the amount of meals actually served to the troops on the ground first totaled $16 million, and shortly thereafter an additional $11.4 million. In early February, Halliburton confirmed it agreed with the DCAA to suspend subcontractor billings for meals totaling $36 million. In addition, the company is now voluntarily holding approximately $140 million of subcontractor invoices for food services that have already been provided to the military until an agreement is reached. The preliminary results of our review of the meal issue indicate to us that the amount in dispute will be far less than the $176 million currently being withheld.

         Accuonting System/Tiger Team

         Now regarding our estimating system. The DCAA has raised a number of questions about the support for our procurement and our compliance with government regulations. In response to these audit issues, we mobilized a taskforce to Kuwait and Iraq to strengthen our procurement management and to assist on procurement processes and documentation in regards to government regulations. In addition, our project procurement staff has been significantly increased. The DCAA, AMC, and KBR have been working for months to develop a cost-estimate process for this huge and dynamic project. Due to the complexity of the situation, the rapidly changing conditions, we have had difficulty in reaching agreement with the DCAA. However, we have recently agreed on a schedule to complete these cost estimates over the next couple of months, and so far we are ahead of schedule.

         KBR's contracts in Iraq and our performance in a war zone are undergoing an unprecedented level of scrutiny. We have formed a team to ensure that all our operations fulfill the KBR promise to deliver quality results for our clients. That's what we're doing, even with the unprecedented barrage of inquiries, accusations, and political innuendo.

         In a  war  zone  you  have  to  adapt  and  apply different  tactics to different circumstances. For example, KBR had to ramp up meal service between June, when we served 50,000 soldiers daily, and July, when we had to plan, purchase, and prepare for 130,000 soldiers each day. More soldiers also meant more laundry. It's a huge upsurge in everything from personnel to detergent. Recently the military decided to provide hard-sided shelter for the soldiers. And on this issue we processed an order in December for some $300 million of containers that will be used to construct shelters. Every operational change causes shifts in people, processes, computer systems, files, and equipment. There are very few companies in the world that could or would adapt to this as quickly as we have. We will continue to support the soldiers even though the price for this mission is at the cost of having to defend ourselves at home.

         Liquidity

         Let me speak now to our liquidity situation. There's no dispute that our financing of the government work in Iraq has required a sizeable working capital investment. In fact, there are few companies we think in our business that have the ability to finance an effort on this scale. Nevertheless, we ended 2003 with a cash balance of $1.8 billion. During January and February of 2004, KBR and other net working capital increased approximately $300 million -- $300 million use of funds [CLARIFICATION - The $300 million represents KBR's net funding, and all other cash flow items, which primarily relate to increases in net working capital], and we issued new floating-rate bonds for $500 million - a source of funds - resulting in a cash balance at the beginning of March 2004 of approximately $2 billion. The increase in KBR net working capital requirement is primarily attributed to the $36 million in temporary credits and the $140 million of withheld invoices for food services as disclosed in our Form 10K. Except for the $36 million in credits and $140 million of withheld invoices, all our invoicing in Iraq and Kuwait for other food services and other matters are being processed and sent to the AMC for payment in the ordinary course. When KBR turns over the fuel procurement to another contractor, we expect a working capital benefit, a source of funds, of roughly $200 million.

         At the current time we have sources of cash which include, of course, our cash on-hand, which I said is about $2 billion roughly, our revolving facility that's unused - $700 million. We also have the ability to utilize a receivable securitization program that we've used in the past, so total availability -- $2 billion 700 plus $200 - $2.9 billion.

         Our remaining cash obligation associated with the settlement of our asbestos and silica claims is approximately $2.5 billion. Other sources to fund the asbestos obligation will come from insurance recoveries. And we have already announced a $575-million settlement with Equitas -our largest carrier - and we are having settlement discussions with other carriers. We'll announce further settlements as agreements are reached.

         So I think you can see that we have a very good liquidity position currently, although we are planning a large payment for the settlement of our asbestos later this year of $2.5 billion. Given our current resources, our financing availability under our (arranged) facilities, as well as the expected proceeds from pending insurance settlement, particularly Equitas, we feel we've got a very strong liquidity position.

         With that, let me turn it over to Randy Harl, President of KBR, for a few remarks before opening up the call for questions.

Randy Harl: Thank you, Cris. In the face of a harsh and hostile environment, KBR is getting the job done in Iraq. KBR and its subcontractors have over 20,000 employees working in the Iraqi theater now and have suffered 29 casualties.

         We are extremely proud of our over 100,000 employees and the great work they are doing. I am especially proud of our employees in Iraq who are risking their lives every day while providing our troops housing, meals, mail, and other vital services. As we have done for more than 60 years, in both Democratic and Republican administrations, we will continue to support the troops in spite of the inaccurate and unfair accusations from critics. We do not expect this coverage to stop until after the election. We will continue to have daily scrutiny and sniping

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         at every aspect of our company from the critics. This is  unprecedented for a U.S. corporation. This is not a complaint, only the fact. We will continue to stay the course and serve our customers.

         We expect and want continuing reviews and audits that detail our work in Iraq. We welcome a thorough review of any and all of our government contracts. Any contract that is this large and grows this fast of course is going to be subject to question. We will work with all government agencies to establish that our contracts are not only good for the United States, but also the company is the best and most qualified contractor to perform these difficult and dangerous tasks.

         Perhaps the situation can best be summed up in the words of Ms. Tina Ballard, Deputy Assistant Secretary of the Army, at yesterday's hearing on government contracting. She concluded her remarks by saying "I have a deep and growing appreciation for the courage, competence, dedication, and efforts of our contracting personnel. Thanks to their hard work and extreme dedication, the United States Army leads the way in providing contracting support to the CPA and the people of Iraq. The work has been and will continue to be performed in accordance with proper procedures by military and civilian volunteers who are concerned and committed to accomplishing their work under the toughest, most austere conditions. We are proud of our role in helping to create and rebuild a stable and successful Iraq. Our accomplishments are helping the citizens of Iraq move toward governing themselves and sustaining, operating, and maintaining their own infrastructure, which in turn will help our soldiers, sailors, airmen, and Marines to return home sooner." Or in the words of Major General Carl Strock, who yesterday said "The contractors involved in the reconstruction effort brought extraordinary technical expertise, dedication and committment to the team. I believe we would not have enjoyed the success we experienced without their contributions."

         With that  we'll open it up and take any  questions  that you may have.

Operator:Thank you. Today's question and answer session will be conducted electronically. To ask a question, press the star key followed by the digit one on your touch-tone phone. Please make sure your mute function is turned off so your signal will reach our equipment. Again, star one if you'd like to ask a question.

         We'll go first to Jim Wicklund, Bank of America Securities.

Jim Wicklund: (Hi). Randy, your comments not withstanding, I mean, you guys are being horribly painted with unfair paint brushes every day and it's going to continue and it may not just end in November. From a shareholder's point of view, Dave, don't you have to consider whether it's worth it? I mean, investors have wiped out, you know, almost the whole value of KBR in total here in the last couple of days and the pressure doesn't seem to be letting up. So while everybody who understands the company and the stocks know you're doing a good solid job, from the perspective of shareholders, is it worth it to stay in this?

Cris Gaut: We have contracts. We're going to perform our contracts. These are - take the (LogCAP contract), a long-term contract. We take our obligations very seriously. And we're going to perform.

Jim Wicklund:  Great, Cris.  Thank you.

Operator:  And we'll go next to Geoff Kieburtz, Smith Barney.

Geoff Kieburtz: Thanks. Cris, in your comments you alluded to something that was also mentioned in the 10K regarding previous inquiries by the DCAA as well as the Civil Fraud Division of the Department of Justice. I was wondering if you could make any comparisons between what happened related to the LOGCAP activities in the Balkans to what is emerging in relation to your work in Iraq. I mean, specifically, is the nature of the concerns that were raised in Balkans similar to what we're seeing? I know it's a different scale, I know it's a different level of scrutiny. But is the nature of the substance of the issue similar? And, also, what has happened since the Balkans activity declined? Have you been paid, have there been any fines?

Cris Gaut: Yes. Our point there, Geoff, is that this is not that unusual a situation and it hasn't had an adverse impact on us to date. Bert, can you address the details?

Bert    Cornelison:  The  situation  in the Balkans  and in Iraq are  completely different. The Balkans really involves a construction operation. And we have furnished massive amounts of information to the government and are continuing to provide them with whatever information they need to understand exactly how that construction effort was undertaken and completed. And ...

Geoff Kieburtz:  Completed in what year?

Bert Cornelison:  Oh, Randy, do you remember?

Male:  Several years ago

Bert Cornelison:  Several years ago.

Geoff Kieburtz:  OK.

Bert    Cornelison:  And  as we  have  said,  on  all  of  the - on all  of  the requests for information that we have gotten so far, we have been cooperating with any agency of the government that wants to know what we've done and how we've done it. And we intend to continue to do that whenever ...

Geoff Kieburtz:  I guess my point was in drawing parallels ...

Bert Cornelison:  Yes.

Cris Gaut:  We were paid ...

Geoff Kieburtz:  Yes.

Cris Gaut: ... and then there are questions that have come up, and we're dealing with them.

Geoff Kieburtz:  Right, OK.

Cris Gaut:  And there were no fines.  No fines have been imposed to date.

Geoff Kieburtz:  OK.   So you were paid for the work that you completed.

Cris Gaut:  Yes, yes.

Geoff Kieburtz: I know the nature of the work different, but in terms of its audits, investigations, even the involvement of the Department of Justice, there are some parallels with what ...

Cris Gaut:  The process of the audit is the same, Geoff.  You're right.

Geoff Kieburtz:  Great.  Thank you very much.

Operator:  We'll go next to Robert MacKenzie, Friedman Billings Ramsey.

(Brad Sudar): Good morning. It's (Brad Sudar). I wanted to ask you, as you reach agreements with your customer regarding accounting and billing systems over there, what are your opportunities in the near-term to perhaps recoup some working capital, absent any decline in activities?

Cris Gaut: On working capital, it is closely related to the level of activity. As the level of activity increased rapidly, our outstanding receivables went up, of course, and therefore our working capital investment increased.

(Brad Sudar): OK. So no real efficiency gains really from being more subtle and reaching agreements with your - with your customer there. But as activity declines ...

Cris Gaut:  Yes.

(Brad Sudar):  ... you would recoup it.

Cris Gaut: That's correct. And then we do have these $175 million roughly worth of invoices that are being withheld. And when there's a settlement there, there would be a resolution of that amount.

(Brad Sudar): Sure. And just wanted to clarify. You said potentially $200 million of working capital when the fuel contract is handed over?

Cris Gaut:  Yes.  Once we stop buying ...

(Brad Sudar):  Right.

Cris Gaut: ... the fuel and supplying fuel, then of course we'll collect the receivables that are outstanding, which is a reduction in our working capital investment. And as I said, that would be, we estimate, a roughly $200-million improvement in our working capital position there.

(Brad Sudar):  OK.  Thanks.

Operator:  We'll go next to Scott Gill, Simmons & Company.

Scott Gill: Yes, good morning. Cris, you mentioned in your commentary that the Inspector General has referred this to the Department of Justice because of some, I guess, suspected issues here of a criminal nature. Can you give us a little more specificity with respect to what is it the DOJ could possibly be looking at? And also with respect to that question, all this audited information by the various branches of the government, is that publicly available information?

Cris Gaut: On the first part. As I said in the - in the earlier remarks, what came out of the Congressional hearings yesterday from -- I believe it was the comptroller of the - of the Pentagon stated that a reason for - a reason for referring this issue to the Inspector General in the first place was the statements that were made by a government contracting officer regarding the influence that she felt from the Kuwait embassy to make fuel purchases in Kuwait.

Scott Gill: Cris, sorry to cut you off. But is that statement somewhere public information? I mean, can we find out exactly what this person said?

Cris Gaut:  Well, I think it was quoted in the "Wall Street Journal".

Scott Gill:  OK.

Cris Gaut:  That was the source.

Scott Gill:  And that's the statement, then.

Male:  I think there are transcripts from yesterday's hearing ...

Male:  Yes.

Male:  ... as well available.

Male:  Yes.

Scott Gill:  OK. Thanks.

Scott Gill:  And the other part of the question?  Go ahead.

Cris Gaut:  We'll refer that to Bert.  Maybe you could repeat it, Scott.

Scott Gill: Just kind of wondering, all this audited information by the various government agencies, is that publicly available information.

Bert Cornelison:  No.

Cris Gaut:  No, it's not.

Bert Cornelison: If the government its own internal audit, they don't - they don't typically publish that.

Scott Gill:  OK.  Thank you.

Operator:  We'll go next to Jamie Stone, UBS.

James Stone: Good morning, guys. My question really relates to trying to get a handle around how you can - how your shareholders can become comfortable with, you know, that this is - that there's not, you know, a significant amount of additional risk or additional funds that are all - that are going to get - bills that will be deferred or sources of conflict. I mean, you've now had, you know, a lot of time to look at the various contracts that you're performing in Iraq. Can you just perhaps go through, you know, areas where you think there might still be sources of conflict with your customer in terms of interpretation of contracts? And, also, do you have any sense of what kind of fines could be - you know, could be levied against the company in the event that there is - you know, that there is a problem here?

Cris Gaut: Yes, Jamie. You know, we - we've been extensively audited here. Even from the hearings yesterday with a large amount of commentary by the DCAA and the comptroller of the Pentagon, I don't know; there was much in the way of new information coming out of that. So we believe that the issues are on the table. We're not expecting new issues. Now, of course the committee urged the auditors and the military to continue to be diligent, and that's what we would all expect as taxpayers, and we're sure that will occur. Auditing will continue as we continue to provide services. But, you know, we're not aware - we're not expecting, you know, big new issues to develop here.

         Bruce, can you add to that?

Bruce   Stanski:  Yes,  Jamie,  the DCAA  audit  process that  they - where they provide oversight to contractors such as KBR is a very typical process that we understand. They live in our facilities; they're very close to us. So they're going to continue to review each and everything we do, review all the transactions that we make and the systems that we use to account for everything we do from procurement estimating. And we'll support that process. Right now we know the issues at hand. We don't know of any more than that or we'd be reporting them. And we'll resolve them with - in tandem with DCAA.

James Stone: I guess the implication is, is that - the implications from some of the charges that have been leveled against you, though, are that - you know, that there have been adjustment of hundreds of millions of dollars in things that you had previously bid and then (perhaps) re-bid and the value of that - of that bid came down by I guess $700 million was quoted in the press. So, you know, given the total size of the amount of money that you're making or revenue that you're generating in

         Iraq, you know, I guess people are just concerned that there is a $500 million-plus adjustment out there at some point that you - you know, you're going to have to deal with.

Cris Gaut: Right. The $700 million, there was a change in the scope of the project over the months that that was being discussed. It's not a matter of re-pricing work that we performed. It was - it was more - it was -- $700 million is due to a change in scope.

James Stone:  OK because it was portrayed in the press as a re-pricing.

Cris Gaut: It's not a billing issue. It's estimate for amount of work and what the scope of that work is.

Bert Cornelison:  Cris, can I add something ...

Cris Gaut: Yes.

Bert    Cornelison:  ... to your answer? This  is Bert and I want to  speak as a lawyer for a minute. I think everybody on this call has got to understand that Congressman Waxman and everybody else sitting up there has immunity. They can say whatever they want. It doesn't have to be true; it doesn't have to be accurate. They have - they have complete immunity to continue to voice charges which we have repeatedly, repeatedly gone to their offices with correct facts. And I have no legal recourse to that. And I think you all just - I think you need to keep that in mind when you're assessing their credibility and these assertions that I appreciate you keep hearing despite the fact that we keep trying to give everybody correct and accurate information.

James Stone:  Thank you.

Operator:  We'll go next to Barry Allen, Columbia Management.

Barry Allen: Thanks. Jamie hit on my question on that $700 million. But can you go into a little bit more detail on that in the sense that the Pentagon's - the article said that there was a lack of documentation which required you to resubmit an invoice. Is it - was it a complete ...

Cris Gaut: It's not - it's not an invoice, it was not a billing matter. That's inaccurate in the article that appeared today.

Barry Allen:  OK.

Cris Gaut:  Bruce, can you ...

Bruce Stanski:  Yes.  What  we're talking  about here  is  we try  to definitize the work we're doing in Iraq in a very changing situation. We're preparing proposals and trying to work with DCAA and AMC to show them what we think the future work is going to be and definitize a proposal.

Cris     Gaut:  And so there's - the first stage is a rough  order of  magnitude
         estimate  of  the  cost,   and  then  the  -  the  next  stage  is  the
         definitization of the estimate. Is that right, Bruce?

Bruce Stanski:  That's right.

Barry Allen:  OK.

Bruce Stanski: And so when Cris says that this $700 million, it was a change in scope, the contract is changing and our estimates are changing with it.

Barry Allen:  OK, thanks clear.  Thanks.

Bruce Stanski:  And it's a separate ...

Cris Gaut: And (it's) a separate exercise. We actually perform the work, incur the costs, and then we submit those costs for reimbursement. And hopefully, you know, those costs that we submit should be close to the definitized estimate at the end of the day. But let's not confuse the estimate process with the billing process of actual cost.

Barry Allen: OK. And just following up on Jamie's other point. If there were to be another issue come up, say, in another part of the contract, which is not - where they're not talking about fraud - say, more in the food services side, which appears to be a disagreement about the understanding of the contract - how does it work with your suppliers in terms of if more - if more is withheld from you in your billing that you turn around and withhold from your suppliers? How does that structure occur? Is it an auto - is it automatic in your contract with your suppliers? How does that work?

Bruce    Stanski: Well, how we're structured on food services, we have a variety
         - a number of subcontracts out with food services providers. We get turned on to do a food service task through our contract with AMC, and then subsequently engage in contract with the subcontractors. So at question right now is what those subcontractors billed through - bill to us and what we're going to bill through to the government. So we're very much the middleman in the process. But we're - the responsibility with us is to manage those subcontractors and assure their billing costs in accordance with the regulations and we're presenting them properly to the government in our billing.

Operator:  We'll go next to Mark DeFranco with Jennison Associates.

Mark DeFranco: Hi. I just want to clarify some of the numbers in terms of the liquidity issue. Given all the numbers you've thrown out there and what you said out at Vail, it looks like the only change here is the increase in working capital of January/February of $300 million. So I get $3.6 billion less that, plus the $200 million you're talking about securitization, the receivable, on the $3.5 versus the $2.5 billion settlement later in this year.

Cris Gaut:  Yes, the $200 million in securitization will be a source of funds.

Mark DeFranco:  Yes, that's what I ...

Male:  ((inaudible))

Mark DeFranco:  $3.6 minus three plus two.

Cris Gaut:  OK, yes.  Sorry.

Mark DeFranco: Less the $2.5 billion. I get to a billion in liquidity. As you see it now, what other working capital changes, needs or so forth
         - can you net it out what you'll - what kind of working capital impact will be between now, from what you know, until we pay the settlement on the $2.5 billion?

Cris Gaut: As we said in our 10K, we expect our working capital requirement in relation to our work in Iraq to increase during the first part of 2004, and then during the second half if activity begins to decrease, as we expect at this point in time, then our working capital requirement will be reduced as well. And that would improve our liquidity situation.

Operator:  And we'll go next to Mike Urban, Deutsche Bank.

Mike Urban: Thanks. Good morning. I was wondering if at this point - you know, clearly you don't know exactly what the scope of the DOJ investigation might be. But have you look at or do you have a sense for what contract may ultimately be involved there and/or subject to some penalties? And, I mean, in a worst-case scenario, assuming everything goes wrong, I mean, what's the contract value there, what kind of penalties could conceivably be levied against you?

Bert    Cornelison:  This is Bert.  I mean, I want to stress one thing. We have dozens of auditors that are involved and looking at all of these contracts. We've reviewed tens of thousands of invoices. We haven't found any other issues to date. Or if we had found them, we would have notified the Inspector General's office and put it in a public release just like we did the last time. You know, we have hundreds of contracts. We have reviewed the contracts. But there isn't a problem with a contract per se. If we get an invoice or something that we question, then that issue's going to get assessed and going to get reported in accordance with the legal requirements that are placed upon us by the government. We've done that in each and every case. So in terms of fines, you know, we don't - I don't expect that we're going to get fined because we haven't done anything wrong. So it's very hard for me to sit here and speculate on what a fine could be. I mean, at the moment we haven't been fined and we don't have any reason to believe that we're going to be fined.

Mike Urban: Yes, and that's, frankly, what I believe as well. I'm just trying to get a sense for, you know, kind of the worst case. Because it seems like the - you know, the statutes that they're trying to pin on you there are kind of contract-based. So I was just trying to understand that.

         On some of the contracts where you've withheld or some of the invoices where - that you've withheld, is there - under those contracts, is there still - are you still incurring costs and out of capital - or out-of-pocket costs on some of those contracts that are continuing to be withheld, or is it the $170-some-odd million that is - the cap on what's being withheld and everything else otherwise is being reimbursed in the normal process.

Cris Gaut: Our ongoing costs for dining facilities are being invoiced and are being paid.

Mike Urban:  OK.  So you're  not - you're not continuing  to incur out-of-pocket
         costs.   That's just something  that's happened in the past that you've suspended the billing on.

Cris Gaut: We've suspended the billing. We trying to - we're gathering information so that we can try to resolve this matter with our customer. And that's the process that's ongoing there. I think I also mentioned earlier that as we're doing our review, we think that the - our view, KBR's view, is that the amount actually in question in terms of the difference between the meals ordered and the troops through the door is well within - much less than the $175 million that's, you know, been withheld to date.

Operator:  We'll go next to Brad Handler, Blaylock & Partners.

Brad Handler: Thanks. Good morning. In Congressman Waxman's latest memo to the reform committee, he mentions a couple of things. And I guess I'm hoping you can comment on them just a little bit. He says that the Government Accounting Office doesn't expect another revised proposal until May of '04. Can you speak to that? And is that related to the hard-sided structures you were just mentioning in terms of scope changes? Or how much - how much is still moving around there?

Bruce Stanski: Well, Brad, when you talk about proposals specifically - and Cris went into a little earlier about we start off with a rough order of magnitude and then we have to deliver these definitized proposals. And I think that's what Senator Waxman is referring to ...

Male:  Congressman.

Bruce Stanski: Congressman Waxman was referring to, was the definitization proposals. And what we have in place right now is an agreement with our customer about when we will deliver these proposals, proposal by proposal. And there's many of them. Some are very big, some are very small. And we've been delivering those. I think we've delivered three of them thus far and more are coming. And we're making those delivery dates. We're actually a bit ahead of schedule on those delivery dates. And that's the first step in the process to resolving all the - to resolving all the issues and deciding on what the scope of work is and what our price for that scope of work is.

Cris Gaut: So we've already started on some of them, and, as I mentioned, we'll be delivering the rest over the next couple of months.

Brad Handler: OK. Just as a quick follow-up. Another assertion that he's making, among, obviously, many, is there are - that you guys are paid based on the percentage of the proposal, not the actual costs incurred. That doesn't - that doesn't actually sound like it's true. But can you - can you just speak to that? And what may he be looking at when he says that?

Cris Gaut: We submit costs for reimbursement. To the extent they're fair and reasonable, those costs are reimbursed, plus our base fee. We have the potential for an award fee, a performance bonus, if you will, which for the LOGCAP contract is up to two percent. That performance bonus, that award fee, is two percent of the definitized estimate.

Bruce Stanski: That's correct. And so, you know - a little more clarity on that. What - we get paid on a current basis for our costs incurred. And then there is a potential, once we definitize the contracts, to earn additional - the fee on top of that - this is what is called "award fee" - based on our performance. And it's a very - a board has to meet on that and determine what kind of job we did. And if we did a good job, they'll give us some of that, if we did a bad job, they won't. But they will determine how much of that fee we will get at a later date. But right now we get paid on costs incurred.

Operator:  Our next question, Ole Slorer, Morgan Stanley.

Ole Slorer: Thank you. I wonder whether you could just help us understand a little bit some of the allegations that came out in yesterday's hearing regarding some employee that seemed to have been under undue pressure to source the fuel from Kuwait and also the role that Altanmia played as a supplier. I mean, if you understand correctly that Altanmia is the only trading company in Kuwait that is allowed to be on KPC's properties, I mean, how can there even be a discussion about who you can use as a source? Is there any other way that you could have gone around Altanmia? Can you just help us understand some of those issues a little bit?

Cris Gaut: Sure, Ole. Yes, there was this article in the "Journal" - I guess it was in December - in which it was - and there were two quotes that were referred to in the hearings yesterday, one from a government contracting official and another quote from a KBR employee. Both of those individuals were quoted along the lines of feeling that there was some degree of pressure that they felt from the Kuwait embassy, I believe, to source fuel from Kuwait. Not necessarily who or how, but to use Kuwait as a source. That was the article that was in the paper. Now, separately, we have been directed, and we've tried to explain here, that the military deems it necessary to have two sources of supply, one from Turkey for the northern part of Iraq, the other from Kuwait for the southern part of Iraq. The military officers yesterday went to lengths to explain the importance of having two sources of supply. So they directed us how much to purchase from Turkey and how much to purchase from Kuwait. When we sourced from Kuwait, we took competitive bids. Altanmia was the low bidder in that initial round. And it was also determined as we were looking for alternatives that Altanmia was the only potential subcontractor who was able to demonstrate that they had the permission to operate on KPC's property in loading the fuel.

Ole Slorer: But was that something that came out after they had been awarded the contract, that they in a way got locked in, or was it a situation that prevailed even before they got awarded the contract, they were the only ones allowed to go onto KPC's properties? When was that fact established?

Randy Harl: Well, I think - this is Randy Harl. If you go back and review that process, the requirement - and I think this came out yesterday in the hearing - to provide fuel into Iraq came up very quickly. And in a very short period of time, one or two days, we were asked to go out and find a source of fuel in Kuwait. You know, we went out for quotes for that fuel. We got bids, analyzed those bids, and determined that Altanmia was the low bidder. As soon as we got the fuel flowing, which was very quickly, we went back out to a larger number of bidders and obtained a number of competitive bids. Part of that process was to - that each bidder had to establish that they would have - would be able to source the fuel from KPC. And during that process only Altanmia was able to furnish that permission to be able to do that. And, by the way, they were the low bidder at that point as well. So we had a great deal of competition and we fully investigated this ability to deliver the fuel. And Altanmia was the company that won the first round. They were awarded, by the way, only a seven-day contract the first time. And then through the second process they were awarded another contract. So I hope that clears that up a bit.

Operator:  And we'll go next to Terry Darling, Goldman Sachs.

Terry Darling: Thanks. I was trying to stay on the assessment of risk question, but from a different angle in terms of the upside potential from the bonuses. Cris, could you step us through the contracts and specifically what level of base margin has been being booked and what level of bonuses being booked as well.

Cris Gaut: Yes. LogCAP contract, we have a one-percent base fee that we accrue as the work is performed. On the RIO contract, we have a two-percent base fee that is being accrued as the work is performed. Now, under each contract also we have this award fee or performance bonus that we spoke of earlier. In the case of LogCAP that is a potential of two percent, and in the case of the restore Iraqi oil, RIO, contact it's five percent - on the (RIO one) contract that we're currently working on. The fees on the (RIO two) contract are less. How we're account - now, that's the contracts (or) provisions are. How we're accounting for this is, is that we're accruing the base fee currently as work is performed. Our track record in performing these type of contracts has been that we have historically been awarded a very high percentage of the award fees. So we feel under the accounting rules that we are - we need to make an assessment, a judgment as to how much of these award fees we are likely to achieve on these contracts and have proper matching. And that's what we've tried to do, but also taking into account the special circumstances and scrutiny that we're under here. So we are accruing approximately half of the award fees under each contract. One percent would be approximately half under the LogCAPable, and about half under the RIO, approximately two and a half percent there.

         Now, in addition to that we're making a reserve for any audit questions that there might be that would impact our results at the end of the day. So we are also holding back and reserving one percent under each contract. So that (extension) in LogCAP offsets the award fee and offsets a fair amount of the award fee under RIO.

Terry Darling: And have you changed the amount of the bonus that you have been accruing over the last, you know, nine, 12 months? And will you - will you change that going forward at all?

Cris Gaut: We have not made a change since this project commenced in - we will make this estimate about each period going forward based on, you know, our knowledge at that time.

Operator:  We'll go next to Janice Rego, with Fulcrum.

(Wes Maat): Hi, it's (Wes Maat). Could you update us about the approximate level of accounts receivables now that we're two months into the first quarter for the Iraqi work?

Cris Gaut: (Wes), our receivables billed and unbilled in Iraq would be well in excess of $1 billion. Our net working capital investment, of course, one would need to offset that by our payables outstanding. So our net working capital investment in Iraq is approaching a billion dollars.

(Wes Maat): And that will continue to rise probably over the next four months or so - (for your guidance.)

Cris Gaut: Yes, we're not - we're not expecting that to come down until the fuel work winds off here.

(Wes Maat): OK. A follow-up question has to do with the comment that Dave made, that Iraqi production for oil is about 2.5 million barrels. It looks like that, you know, that includes production going north to Turkey of, you know, a couple hundred thousand barrels a day. Any comments about whether that's likely to be sustained going forward at those levels?

Randy Harl: This is Randy Harl. We are confident that it can be sustained going forward. Of course, you know, we've been working for a number of months there and production has increased, as Dave pointed out, quicker than we had thought in the beginning. But, you know, we're quite confident in our capability to keep it there.

Operator:  We'll go next to David Sotnick, UBS.

Cris Gaut:  And after this we'll take one more question.  This one and one more.

David Sotnick: Hi. It's been asked several times. I don't know if I've heard a clear answer. But let me just ask it again. From today until the end of the first half, could you give what your assessment would be on a maximum incremental working capital usage, cash out to Halliburton, you know, during the first half? The second part would just be, would the expectation of the receipt from Equitas be at the time - at the - concurrently with the payment to the asbestos claimants, or is that at a different time?

Cris Gaut: OK. You're asking us to project our working (level) investments on a contract that, you know, the volumes are approaching - has been approaching, you know, a billion dollars a month. And, you know, that - at some weeks it's very high and some weeks it's not so high. And when you're talking those kinds of volumes, it is difficult to be precise.

David Sotnick:  Is half a billion unreasonable?

Cris Gaut: I would - I would say that - I would not expect - we do not expect a further half billion dollar-investment in working capital from above where we are now. No. We would expect it to be well inside that.

David Sotnick: So half of that might be a high end ...

Cris Gaut:  Yes.

David Sotnick:  ... essentially.  OK.  Thank you.

Cris Gaut:  OK.  Bert.

Bert    Cornelison:  On the Equitas  deal, the $500-million  payment  would come upon reaching a final not-appealable order. And that, of course, leads 30 days after that. There's the funding of the trust, provided that comes no earlier than January 5th.

Operator:  And we'll ...

Cedric Burgher:  OK.  We'd like to thank you for joining us today ...

Cris Gaut:  Cedric, we said one more question.

Cedric Burgher:  Oh, we did one more after - I'm sorry.  OK.

Operator:  And we'll take our final question, Akiba Cohen, Morgan Stanley.

Akiba Cohen: Just a quick question from the hearing yesterday. During, I guess, the questioning of (Zacheim), the issue about the audit flash report was raised. And I guess the - you know, his response with regard to significant deficiencies in Halliburton's estimating system was that Halliburton agreed to deficiencies but said they were not significant, but we thought they were serious problems. I'm just trying to understand what the difference is between what the Pentagon is looking at and what you are looking at in terms of those discrepancies.

Cris Gaut: Again, we're talking about the estimate - the estimating process here, not billing. OK?

Cris Gaut:  Bruce.

Bruce   Stanski: Yes. And specifically, too, the estimating flash report and -
         it's kind of a term that DCAA uses in flash reports. Why we reported that they were not significant or systemic is because the report was written specifically to one proposal that we turned into the government. And in that one proposal they cited some things that they felt could be better presented in the proposal. And we now have taken that proposal, are incorporating those things that they've recommended and are going to deliver them back to them. So while we were seeking to provide a proposal of this very much changing environment, they were working with us saying "Well, here's what we think should be included." When we provided it and it didn't have some things they thought should be in, they issued this report.

Akiba Cohen: OK. But now you believe that you've addressed those deficiencies and that they will be happy with the way that you've addressed them?

Bruce Stanski:  Yes, we do.

Cris Gaut:  We're in the process of doing that.

Bruce   Stanski:  That's  right,  we're in the process of doing  that,  but we understand what they want to see in the proposals and we're delivering the proposal with that data.

Akiba Cohen:  OK.  Thank you very much.  Appreciate it.

Cedric Burgher: OK. With that we'll conclude today's call. I want to thank you for joining us. A replay will be available on our Web site. Thank you.

Operator:   This  does   conclude  today's  conference.    Thank  you  for  your
         participation.  You may now disconnect.


                                       END

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HALLIBURTON COMPANY




Date:     March 18, 2004               By: /s/ Margaret E. Carriere
                                          ----------------------------------
                                               Margaret E. Carriere
                                               Vice President and Secretary